Exhibit 99.1

     Aether Systems Reaches Agreement to Sell Enterprise Mobility
        Solutions Division to TeleCommunication Systems, Inc.

    OWINGS MILLS, Md.--(BUSINESS WIRE)--Dec. 19, 2003--Aether Systems, Inc. (Nasdaq:AETH), a leading provider of mobile and wireless data solutions, today announced that it has signed a definitive agreement to sell its Enterprise Mobility Solutions division to TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS).
    The purchase price for the transaction is $19 million in cash, subject to the satisfaction of various closing conditions, and the parties are seeking to complete the deal in early January.
    TCS will acquire the portion of Aether's business that focuses on wireless data solutions for large enterprise customers, including the Aether Systems Ltd. business in Europe. Aether continues to own and operate its Transportation and Mobile Government divisions.
    Based in Annapolis, Md., TCS is a leading provider of software and solutions to wireless telecommunication carriers worldwide and to government customers requiring high reliability and security. The assets that TCS will acquire include the Aether Fusion(TM) wireless development platform; the BlackBerry(TM) by Aether(R) product suite and customer base; Aether's 20/20 Delivery(TM) wireless logistics solution and customer base; and Aether's field service and financial services applications and associated customers. As part of the agreement, a total of approximately 112 Aether employees will become TCS employees and continue to work from their current location in Owings Mills, Md.
    "The Aether Enterprise Mobility Solutions division has grown to be a leader in the wireless data market," said Dave Oros, Chairman and CEO of Aether Systems. "Combining the division with the strengths of TCS will enable EMS to enhance its leadership position. In addition, we are very pleased to have found a Maryland-based home for the division and the employees who have worked very hard to grow that portion of our business."

    About Aether Systems, Inc.

    Aether Systems delivers wireless and mobile data solutions that make people more productive and their organizations more profitable. Aether's products and services are built on Aether Fusion, the company's standards-based platform that allows for secure, reliable extension of critical information to virtually any wireless or mobile environment. Return on investment in Aether solutions comes from a unique combination of strengths - quick access to multiple back-end information sources, workflow that is optimized for specific industries, and turnkey deployment services and professional support. Backed by years of in-market expertise, Aether is making it possible for thousands of businesses and government agencies to unleash the power of the mobile workforce. For more information, please visit www.aethersystems.com

    This press release includes forward-looking statements based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Aether that could cause actual results to differ materially from those in such forward-looking statements, including the risk that required conditions to the closing of the sale of the Enterprise Mobility Solutions division will not be satisfied, in which case the transaction might not be completed or might be completed on different terms than those described above. Other risk factors regarding Aether's business, performance and financial condition are included in Aether's Annual Report on Form 10-K with respect to the fiscal year ending December 31, 2002 and other documents filed with the Securities and Exchange Commission. Aether undertakes no obligation to update the forward-looking statements contained in this press release.


    CONTACT: Aether Systems
             Greg Abel, 443-394-5189
             gabel@aethersystems.com